EXHIBIT 11

STATEMENT REGARDING COMPUTATION PER SHARE EARNINGS            12/31/97

EARNINGS PER COMMON AND EQUIVALENT SHARE

WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES (1)       571,123

NET EFFECT OF DILUTIVE STOCK OPTIONS
IN ACCORDANCE WITH TREASURY STOCK METHOD (1)                   (97,500)
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TOTAL SHARES OUTSTANDING                                       473,773
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PROFORMA NET INCOME AFTER PROFORMA INCOME TAXES             $  129,495
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PER SHARE AMOUNTS: NET INCOME                               $     0.27
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        (1)  FOR ASSUMPTIONS USED IN THIS EXHIBIT PLEASE SEE NOTE 2 TO THE
             FINANCIAL STATEMENTS.